Exhibit 10.5

FIRST AMENDMENT TO

FORWARD PURCHASE AGREEMENT

This FIRST AMENDMENT TO FORWARD PURCHASE AGREEMENT (this “Amendment”), dated as of January 12 2021, is entered into by and between Hudson Executive Investment Corp., a Delaware corporation (the “Company”), and HEC Master Fund LP, a Delaware limited partnership (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser are party to that certain Forward Purchase Agreement, dated as of June 8, 2020 (as may be further amended, restated, supplemented or modified from time to time, the “Forward Purchase Agreement”);

WHEREAS, concurrently with the execution and delivery of this Amendment, the Company, Tailwind Merger Sub I, Inc., Tailwind Merger Sub II, LLC and Groop Internet Platform, Inc. (“Talkspace”) have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will complete its initial Business Combination; and

WHEREAS, in connection with the execution and delivery of the Merger Agreement and the transactions contemplated thereby, the Company and the Purchaser wish to amend the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.1 Defined Terms and Rules of Interpretation. Except as otherwise expressly provided herein, capitalized terms used herein without definition shall have the same meanings herein as set forth in the Forward Purchase Agreement after giving effect to this Amendment. For all purposes of this Amendment, except as otherwise expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 9(o) of the Forward Purchase Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

1.2 Amendments.

1.2.1 Forward Purchase Units. Section 1(a) of the Forward Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) On the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company: (A) 2,500,000 Forward Purchase Units for a purchase price of $10.00 per Forward Purchase Unit (the “Forward Purchase Price”) and (B) up to 2,500,000 Forward Purchase Units at the Forward Purchase Price, which proceeds shall be used by the Company to fund the redemption of any Public Shares validly submitted for redemption in connection with the Company’s initial Business Combination. Each Forward Purchase Warrant will have the same terms as each Private Placement Warrant, and will be subject to the terms and conditions of the Warrant Agreement entered into between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, on June 8, 2020 in connection with the IPO, mutatis mutandis.

(ii) At least two (2) Business Days before the Business Combination Closing, the Company shall provide the Purchaser with a notice (the “Final Company Notice”) including:

(A)

its determination, based on the actual number of Public Shares validly submitted for redemption, of the aggregate number of Forward Purchase Units that the Purchaser shall purchase pursuant to this Agreement as set forth in Section 1(a)(i) of this Agreement;

(B)	the anticipated date of the Business Combination Closing; and

(C)	instructions for wiring the aggregate Forward Purchase Price.

(iv) The closing of the sale of Forward Purchase Units (the “Forward Closing”) shall be held on the same date and concurrently with the Business Combination Closing (such date being referred to as the “Forward Closing Date”). At least one (1) Business Day prior to the Forward Closing Date, the Purchaser shall deliver to the Company the aggregate Forward Purchase Price for the Forward Purchase Units by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Final Company Notice to be held in escrow until the Forward Closing. Immediately prior to the Forward Closing on the Forward Closing Date, (i) the aggregate Forward Purchase Price shall be released from escrow automatically and without further action by the Company or the Purchaser, and (ii) upon such release, the Company shall issue the Forward Purchase Units to the Purchaser in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable. In the event the Business Combination Closing does not occur within five (5) Business Days of the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the aggregate Forward Purchase Price to the Purchaser. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

1.2.2 (iii)Forward Closing Conditions.

1.2.2.1 Section 7(a)(i) and Section 7(b)(i) of the Forward Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“(i) All conditions precedent to the consummation of the transactions set forth in the Merger Agreement shall have been satisfied (as determined by the parties thereto) or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the transactions, but subject to satisfaction (as determined by the parties thereto) or waiver by such party of such conditions as of the consummation of the transactions); and

(ii) All conditions precedent to the consummation of the transactions set forth in the Subscription Agreements (as defined in the Merger Agreement) shall have been satisfied (as determined by the parties thereto) or waived by the party entitled to the benefit thereof under each Subscription Agreement (other than those conditions that may only be satisfied at the consummation of the transactions, but subject to satisfaction (as determined by the parties thereto) or waiver by such party of such conditions as of the consummation of the transactions).”

1.2.2.2 Section 7(a)(ii)-(vi) and 7(b)(ii)-(iv) of the Forward Purchase Agreement are hereby deleted in their entirety.

1.2.3 Miscellaneous. Section 9(e) of the Forward Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company and the Purchaser hereby acknowledge and agree that Talkspace (in such capacity, the “Beneficiary”) is an express third party beneficiary of this Agreement. Each of the parties hereto acknowledge and agree that (i) the Beneficiary shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement to cause the Company to cause, or directly cause, Purchaser to fund the aggregate Forward Purchase Price and cause the Forward Closing to occur if the conditions in Section 7 have been satisfied or, to the extent permitted by applicable law, waived.”

1.3 Effect on the Forward Purchase Agreement. Upon and following the date hereof, each reference to the Forward Purchase Agreement in the Forward Purchase Agreement shall be deemed to refer to the Forward Purchase Agreement as amended by this Amendment. Except as expressly set forth herein, (a) the Forward Purchase Agreement is and shall remain unchanged and in full force and effect, and (b) nothing contained in this Amendment shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Forward Purchase Agreement or any other document, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Forward Purchase Agreement.

1.4 Representations and Warranties. Each party hereto represents and warrants to the other party hereto that:

1.4.1 such party has full power and authority to execute and deliver this Amendment;

1.4.2 the execution and delivery of this Amendment have been duly authorized by all necessary action on the part of such party, and no other action is necessary on the part of such party to authorize this Amendment; and

1.4.3 this Amendment constitutes (assuming the due execution and delivery by such other party hereto) a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

1.5 Miscellaneous.

1.5.1 Parties in Interest. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

1.5.2 Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

1.5.3 Counterparts. This Amendment may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

COMPANY

HUDSON EXECUTIVE INVESTMENT CORP.

By:	/s/ Jonathan Dobres
	Name:	Jonathan Dobres
	Title:	Chief Financial Officer

PURCHASER

HEC MASTER FUND LP

By: HEC Performance GP LLC, its General Partner

	By:	HEC Management GP LLC, its Managing Member

By:	/s/ Douglas L. Braunstein
	Name:	Douglas L. Braunstein
	Title:	Managing Member

[Signature Page to First Amendment of Forward Purchase Agreement]